Exhibit 99.1

CONTACT:

Claudia Natalia
Artisan Components, Inc.	Artisan Components, Inc.
Corporate Communications	Investor Relations
(408) 548-3172	(408) 548-3122
claudia@artisan.com

Artisan Components, Inc. Reports Record Revenue And Record Net Income

For Its Second Quarter of Fiscal 2004

SUNNYVALE, Calif., April 28, 2004 — Artisan Components, Inc., (Nasdaq: ARTI), a leading provider of physical intellectual property (IP), today reported its results for the three-month period ended March 31, 2004. Total revenue for the second quarter of fiscal 2004 was comprised of license revenue and net royalty revenue of $15.3 million and $6.1 million, respectively, or $21.4 million, an increase of 33% from the same period in the prior year. Total revenue for the second quarter of fiscal 2003 was $16.1 million, comprised of license revenue and net royalty revenue of $13.9 million and $2.2 million, respectively.

Net income for the second quarter of fiscal 2004, on a generally accepted accounting principles (“GAAP”) basis, was $4.8 million or $0.19 per diluted share, an increase of 297% from the same period in the prior year. For the second quarter of fiscal 2003, GAAP net income was $1.2 million or $0.06 per diluted share.

Pro forma net income for the second quarter of fiscal 2004 was $3.8 million or $0.15 per diluted share, an increase of 112% compared to pro forma net income of $1.8 million or $0.09 per diluted share for the second quarter of fiscal 2003. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets, deferred stock-based compensation expense, in-process research and development from acquisitions and the related income tax effect. A detailed reconciliation of GAAP net income to pro forma net income is included with this press release.

Total revenue for the first six months of fiscal 2004 was comprised of license revenue and net royalty revenue of $27.6 million and $13.8 million, respectively, or $41.4 million, an increase of 38% from the same period in the prior year. Total revenue for the first six months of fiscal 2003 was $30.1 million, comprised of license revenue and net royalty revenue of $25.9 million and $4.2 million, respectively.

Net income for the first six months of fiscal 2004, on a GAAP basis, was $8.5 million or $0.34 per diluted share, an increase of 152%, compared with net income of $3.4 million or $0.17 per diluted share for the first six months of fiscal 2003.

Pro forma net income for the first six months of fiscal 2004 was $7.1 million or $0.29 per diluted share, an increase of 103%, compared to pro forma net income of $3.5 million or $0.18 per diluted share for the first six months of fiscal 2003.

“We are pleased to report continued strong growth in our business. Our outstanding royalty results validate the power of our large and growing user base as well as our business model,” said Mark Templeton, president and chief executive officer of Artisan Components. “During the quarter, we saw particularly strong license bookings, especially in the more advanced 90 nanometer process technologies.”

Artisan is hosting a conference call beginning at 2:00 p.m. PST (5:00 p.m. EST) on Wednesday, April 28, 2004 to discuss the results of the second quarter of fiscal 2004 and to review Artisan’s progress and outlook. Interested parties may participate in the conference call available by telephone at 800-884-5695 and the passcode is 27760725. There will also be a live webcast available within the investor relations’ section of Artisan’s website at www.artisan.com. A telephonic replay will be available through Wednesday, May 5, 2004 at 888-286-8010. The passcode for the replay is 73441666.

Use of Non-GAAP Financial Measures

This earnings release includes financial information presented on both a pro forma and GAAP basis. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets and deferred stock-based compensation from acquisitions and in-process research and development. Pro forma net income and net income per share are reduced by the amount of additional tax that would be required to be accrued and expensed by us if pro forma results were used instead of GAAP results to calculate our tax liability.

We provide pro forma financial information to enhance the reader’s overall understanding of our current financial performance and our prospects for the future. We believe the pro forma results provide useful information to investors by excluding certain expenses that we believe are not indicative of our core operating results. The pro forma measures are included to provide investors and management with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding Artisan’s introduction of new products and technologies and demand for Artisan’s products. These statements are subject to various risk factors including, without limitation, whether there will be technical or other difficulties that delay or prevent Artisan from introducing new products and technologies, market acceptance of such new products and technologies, Artisan’s ability to convert bookings into license revenue, and uncertainties attendant to any new product offering. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in Artisan’s annual report on Form 10-K and its quarterly reports on Forms 10-Q.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog and mixed-signal components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 1,200 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at www.artisan.com.

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Artisan Components and Artisan are registered trademarks of Artisan Components, Inc. All other trademarks or registered trademarks are the property of their respective owners.

Artisan Components, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	Mar. 31, 2004	Sept. 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$86,523	$98,841
Marketable securities	18,185	9,921
Accounts receivable, net	22,699	18,398
Prepaid expenses and other current assets	3,541	2,197

Total current assets	130,948	129,357

Long-term marketable securities	24,625	5,504
Property and equipment, net	6,303	7,418
Purchased intangible assets, net	6,157	8,394
Goodwill, net	36,016	36,016
Other assets	496	414

Total assets	$204,545	$187,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$531	$1,486
Accrued liabilities	7,619	7,201
Deferred revenue, current portion	10,127	7,094

Total current liabilities	18,277	15,781

Deferred revenue	885	788
Other liabilities	900	1,146
Deferred tax liability	2,540	3,257

Total liabilities	22,602	20,972

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	174,193	168,442
Treasury stock	—	(1,399)
Deferred stock-based compensation	(195)	(368)
Accumulated other comprehensive income	111	118
Retained earnings/(Accumulated deficit)	7,811	(684)

Total stockholders’ equity	181,943	166,131

Total liabilities and stockholders’ equity	$204,545	$187,103

Artisan Components, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended Mar. 31,		Six Months Ended Mar. 31,
	2004	2003	2004	2003
Gross revenue:
License	$15,254	$13,945	$27,642	$25,914
Royalty	6,508	3,041	15,473	5,714

Gross revenue	21,762	16,986	43,115	31,628

Net revenue:
License	15,254	13,945	27,642	25,914
Net royalty	6,114	2,177	13,788	4,192

Total revenue	21,368	16,122	41,430	30,106

Costs and expenses:
Cost of revenue *	5,018	3,581	9,417	7,487
Product development *	4,723	4,756	9,879	7,691
Sales and marketing *	3,920	3,226	7,664	6,330
General and administrative *	1,886	1,838	3,549	3,233
In-process research and development	—	520	—	520
Amortization of purchased intangible assets	896	907	2,237	1,399

Total cost and expenses	16,443	14,828	32,746	26,660

Operating income	4,925	1,294	8,684	3,446
Other income, net	357	175	682	378

Income before provision for income taxes	5,282	1,469	9,366	3,824
Provision for income taxes	496	263	871	453

Net income	$4,786	$1,206	$8,495	$3,371

Net income per share - basic	$0.21	$0.07	$0.38	$0.19

Net income per share - diluted	$0.19	$0.06	$0.34	$0.17

Shares used in per share calculation - basic	22,752	17,831	22,583	17,792

Shares used in per share calculation - diluted	24,720	19,896	24,635	19,803

* Includes stock-based compensation expense of:	76	59	173	59

Artisan Components, Inc.

Reconciliation of GAAP to Pro Forma Net Income

(In thousands, except per share information)

(Unaudited)

	Three Months Ended Mar. 31,		Six Months Ended Mar. 31,
	2004	2003	2004	2003
Net income	$4,786	$1,206	$8,495	$3,371

Adjustments to reported net income to arrive at pro forma results:
Add: amortization of purchased intangible assets from acquisitions	896	907	2,237	1,399
Add: deferred stock-based compensation expense	76	59	173	59
Add: in-process research and development	—	520	—	520
Pro forma tax adjustment	(2,006)	(919)	(3,840)	(1,867)

Pro forma net income	$3,752	$1,773	$7,065	$3,482

Pro forma net income per share - basic	$0.16	$0.10	$0.31	$0.20

Pro forma net income per share - diluted	$0.15	$0.09	$0.29	$0.18

Shares used in per share calculation - basic	22,752	17,831	22,583	17,792

Shares used in per share calculation - diluted	24,720	19,896	24,635	19,803